UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2018

Samson Oil & Gas Limited

(Exact name of registrant as specified in its charter)

Australia	001-33578	N/A
(Sate or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Level 16, AMP Building, 140 St Georges Terrace Perth, Western Australia 6000
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +61 8 9220 9830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

Samson Oil and Gas Limited (the “Company”), on behalf of itself and its wholly-owned subsidiary, Samson Oil & Gas USA (collectively, “Samson”), has executed a non-binding letter of intent (“LOI”) to sell the Foreman Butte Project, which comprises substantially all of Samson’s assets, to Firehawk Oil and Gas LLC (“Firehawk”) for $41.5 million. Under the LOI, the Company and Foreman agreed to a 21-day exclusivity period during which Samson will not consider other proposals to acquire its assets or controlling positions in its securities. The letter of intent is otherwise only an expression of interest and is not binding on the parties. The parties contemplate entering into a binding purchase and sale agreement at or before the end of the 21-day exclusivity period but there is no obligation to do so.

The assets included in the proposed sale include Samson’s leases in the states of Montana and North Dakota, representing approximately 51,305 acres, 99 wells operated by Samson and 50 non-operated wells. The proposed sale would require the approval of the Company’s stockholders.

If consummated, the transaction would be effective as of January 1, 2018. The LOI will terminate on or before March 1, 2018 unless otherwise agreed to by the Company and Firehawk.

The foregoing description of the terms of the LOI is not complete and is subject in its entirety by reference to the terms of the LOI, a copy of which is attached as Exhibit 99.1 hereto.

Item 7.01	Regulation FD Disclosure

On January 22, 2018, the Company issued a press release regarding the LOI. A copy of that press release is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Letter of Intent dated January 22, 2018
99.2	Press release dated January 22, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2018

Samson Oil & Gas Limited

	By:	/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer